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                     September 26, 2022

       John Rego
       Chief Financial Officer
       WideOpenWest, Inc.
       7887 East Belleview Avenue , Suite 1000
       Englewood, Colorado 80111

                                                        Re: WideOpenWest, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed February 24,
2022
                                                            Form 8-K filed May
9, 2022
                                                            File No. 001-38101

       Dear Mr. Rego :

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology